Exhibit 99.1

Contacts:

HealtheTech, Inc.

Darlene Braden

Investor Relations

303.526.5085 x316

dbraden@healthetech.com

HealtheTech Effects 1-for-5 Reverse Stock Split

Progress in Turnaround Positions Company for 2004

Golden, CO, January 5, 2004 – HealtheTech, Inc. (Nasdaq:HETC), a Colorado-based company that develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, announced today that it effectuated a 1-for-5 reverse split of its outstanding common stock after the close of the markets on December 31, 2003. As previously announced, the reverse stock split was approved by the Company’s stockholders at a special meeting held on December 19, 2003.

“This reverse split in combination with the $11.7 million in new equity capital that we recently obtained puts us on track to continue with the turnaround of the Company we started mid-2003,” said James W. Dennis, HealtheTech’s Chairman and Chief Executive Officer. “As I said in announcing the closing of our financing transaction, this is the last in a series of major steps that we have taken this year to position HealtheTech for success in 2004 and beyond. The pilot programs we announced in our last earnings call are going very well. These programs, coupled with the recent roll out of our SmartGem product, should lead to healthy product sales for us over the next couple of quarters. All in all, I am very optimistic about the progress we are seeing with our refocused strategy.”

About HealtheTech, Inc.

HealtheTech, Inc., headquartered in Golden, CO., develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of nutrition. HealtheTech’s breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company’s common stock is traded on the Nasdaq National Market under the symbol “HETC.” For more information, please visit www.healthetech.com

This release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding the Company’s turnaround efforts, anticipated success of pilot programs, statements and estimates as to future results, revenues and earnings are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Actual results could differ materially from those projected in the forward-looking statement as a result of known and unknown risk factors and uncertainties. Reference is made to the discussion of risk factors contained in HealtheTech’s filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.